Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

November 26, 2018

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attention: Michael Doyle

Project Supernova

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “us” or “we”) that Forrester Research, Inc., a Delaware corporation (“you” or the “Borrower”), intends to acquire, directly or indirectly, the outstanding equity interests of the company you have identified to us as “Supernova” (the “Target”) pursuant to the Merger Agreement and to consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, JPMorgan is pleased to advise you of its commitment to provide 100% of the aggregate amount of commitments in respect of each of the Credit Facilities (JPMorgan, in such capacity, the “Initial Lender”) upon the terms and conditions expressly set forth in this letter and Exhibits B and C hereto (collectively, the “Term Sheets”), and the closing and funding of the Facilities is subject only to the Exclusive Funding Conditions.

2.	Titles and Roles

It is agreed that:

(a) JPMorgan will act as sole lead arranger and sole bookrunner for the Credit Facilities (acting in such capacities, the “Lead Arranger”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC, and (b) JPMorgan will act as sole administrative agent for the Credit Facilities (in such capacity, the “Administrative Agent”).

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining commitments with respect to the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-

arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facilities than the Commitment Party); provided that, (a) within 15 business days of the date of your acceptance of this Commitment Letter (the “Acceptance Date”), you may appoint one (1) additional lead arranger, bookrunner, manager, agent or co-agent in respect of the Credit Facilities or confer other titles (but not a portion of the compensatory economics contemplated hereby) in respect of the Credit Facilities, and (b) you may appoint other Lenders as syndication agents, co-syndication agents, documentation agents, co-documentation agents and other similar titles (but not confer a portion of the compensatory economics contemplated hereby) in consultation with us. It is further agreed that JPMorgan will have “left lead” placement in any and all marketing materials used in connection with the Credit Facilities.

3.	Syndication

We intend to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed) (other than any Disqualified Institution (as defined below) (collectively with the Initial Lender, the “Lenders”), in each case, excluding (a) any person identified by you to us in writing prior to the execution of this Commitment Letter, (b) any person that is (directly or through a controlled subsidiary or portfolio company) a competitor of you, the Target or your or its respective subsidiaries that is separately identified in writing by you to us from time to time prior to the Closing Date (or, if after the Closing Date, that is identified to the Administrative Agent), or (c) any affiliate of any person identified in clause (a) or (b) (other than any affiliate that is a bona fide debt fund or investment vehicle that is engaged primarily in making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity) that is (i) identified in writing by you from time to time or (ii) clearly identifiable as an affiliate on the basis of its name (any such person in clause (a), (b) or (c) above, a “Disqualified Institution”), which designation shall not have retroactive effect to any prior assignment or pending trade to any Lender permitted hereunder or under the Documentation at the time of such assignment (but further assignments and participations shall be prohibited). The Commitment Party intends to commence syndication efforts promptly, and you agree to assist (and to use your commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and not in contravention of the Merger Agreement) the Commitment Party in completing a syndication reasonably satisfactory to the Commitment Party and you, which assistance may include (in each case, with respect to the Target, to the extent practical and appropriate and not in contravention of the Merger Agreement) (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Target’s existing banking relationships, (B) facilitating direct contact between appropriate members your senior management and certain non-legal advisors (and using your commercially reasonable efforts to ensure such contact between appropriate senior management of the Target to the extent practical and appropriate and not in contravention of the Merger Agreement), on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and, if applicable, locations, mutually agreed upon, (C) preparing and providing to the Commitment Party (and using commercially reasonable efforts to cause the Target or its advisors to prepare and provide to the extent practical and appropriate and not in contravention of the Merger Agreement) all customary information with respect to you and the Target and its subsidiaries and the Acquisition, including all customary financial information and Projections (as defined below) as the Commitment Party may reasonably request to be used in connection with the arrangement and syndication of the Credit Facilities and (D) assisting (and using your commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and not in contravention of the Merger Agreement) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials

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reasonably requested by the Lead Arranger to be used in connection with the syndication of the Credit Facilities (all such information, memoranda and material, “Information Materials”), (E) your hosting, with the Commitment Party, of one or more meetings (but, in any event, not more than two (2)) (or, if you and the Lead Arranger so agree, conference calls in lieu of any such meeting) of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the appropriate senior management of the Target to be available for such meetings) and (F) ensuring that (and in the case of the Target and its subsidiaries, limited your commercially reasonable efforts to ensure that, to the extent practical and appropriate and not in contravention of the Merger Agreement) there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the Credit Facilities, any debt that we agree may remain outstanding, any debt permitted under the Merger Agreement and any replacement, extension or renewal of existing debt of the Borrower, the Target or any of their respective subsidiaries that matures within one year of the date hereof) by or on behalf of you or the Target and its subsidiaries without the consent of the Lead Arranger, if such offering, placement, arrangement or syndication would reasonably be expected to materially impair the primary syndication of the Credit Facilities (it being agreed that any borrowings under any existing credit facilities of the Target and other debt incurred in the ordinary course of business by you, the Target or your and its respective subsidiaries, including, without limitation, deferred purchase obligations, intercompany debt, capital leases, purchase money financings and equipment financings are not restricted by the foregoing). You understand and acknowledge that, following the Closing Date, we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities.

Without limiting your obligations to assist with syndication efforts as set forth herein, we agree that notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, other than in connection with a Joinder entered into in accordance with this Commitment Letter, (i) the Initial Lender shall not be released or relieved from its commitment hereunder (including, subject to the satisfaction or waiver of the Exclusive Funding Conditions, the obligation to fund all of the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding of the Credit Facilities (including any Revolving Loans requested to be funded on the Closing Date) on the Closing Date has occurred, (ii) no assignment, participation or novation by the Initial Lender shall become effective as between you and the Initial Lender with respect to all or any portion of the Initial Lender’s commitments in respect of the Credit Facilities until immediately after the initial funding of the Credit Facilities on the Closing Date has occurred and (iii) unless you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until immediately after the initial funding of the Credit Facilities on the Closing Date has occurred.

The Commitment Party will manage, in consultation with you, all aspects of the syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (in each case, subject to your consent, not to be unreasonably withheld or delayed, and subject to the exclusion of Disqualified Institutions). You hereby acknowledge and agree that the Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

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In connection with our distribution to prospective Lenders of the Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution. The Confidential Information Memorandum will be accompanied by a disclaimer exculpating you, the Target and us and your, its and our respective affiliates with respect to any use thereof and of any related Information Materials by the recipients thereof.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written presented information (including all Information Materials), other than the Projections, any third-party memoranda or reports furnished, concerning you or the Target or your or its respective affiliates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections, budgets, estimates, and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared (it being recognized by the Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date (as defined in the Fee Letter, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were being made at such time, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement (or, to the extent appropriate and not in contravention of the Merger Agreement, use commercially reasonable efforts to cause the Target to promptly supplement) the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof. It is understood and agreed that none of the making of any representation or warranty under this Section 4, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation, warranty or supplement shall constitute a condition precedent to the commitments hereunder or the availability of the Credit Facilities on the Closing Date.

5.	Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

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6.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation (as defined below) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) Commitment Party’s commitments hereunder are subject only to the Exclusive Funding Conditions and (b) to the extent the Specified Merger Agreement Representations (as defined below) with respect to the Target and its subsidiaries are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Merger Agreement for purposes of the representation and warranties made or to be made on or as of the Closing Date. Upon satisfaction (or waiver by the Commitment Party) of the Exclusive Funding Conditions, the initial funding of the Credit Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter or the definitive documentation for the Credit Facilities (such documentation, the “Facilities Documentation”, which shall include the Limited Conditionality Provisions and be consistent with the terms contained in this Commitment Letter)) other than the Exclusive Funding Conditions.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right (determined without regard to any notice requirement) to decline to close under the Merger Agreement or to terminate your (or their )obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement, in each case, without incurring any liability for any termination payment, “break-up” fee or other material expense (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Loan Parties in the Facilities Documentation (the representations described in clauses (i) and (ii) being the “Closing Date Representations”) and (b) the terms of the Facilities Documentation and other closing deliverables shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied or waived, it being understood that, to the extent any lien search or security interest in the Collateral is not or cannot be provided on the Closing Date (other than (x) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”), and (y) the delivery of equity certificates and transfer powers for such equity interests that are “certificated securities” (as defined in Article 8 of the UCC) of the Target and domestic restricted subsidiaries of the Borrower and the Target that are part of the Collateral; provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of the Target’s subsidiaries will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Target prior to the Closing Date)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search or security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities, but shall instead be provided not later than 60 days following the Closing Date (or such longer period as the Administrative Agent may agree). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to corporate or other organizational existence of the Loan Parties; power and authority, due authorization, execution and delivery of, and enforceability of, the Facilities Documentation; no conflicts with organizational documents, in each case (other than with respect to corporate or other organizational existence) related to the due authorization, execution, delivery and

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performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the certificate attached as Exhibit D hereto); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; use of proceeds not violating OFAC, FCPA and other applicable sanctions and anti-corruption laws; and creation, validity and perfection of security interests in the Collateral (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and its and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses (excluding lost profits), claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand (together with reasonable backup documentation) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal expenses, to (x) one counsel to such indemnified persons taken as a whole, (y) to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) and (z) in the case of any actual or perceived conflict of interest, after receipt of your consent (which shall not be unreasonably withheld, delayed or conditioned), one additional counsel and, if necessary, one additional local counsel in each relevant material jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) to such indemnified persons taken as a whole), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the breach of an indemnified person’s funding obligations or any other material breach of its (or its Related Parties’) obligations under this Commitment Letter, the Fee Letter or the Facilities Documentation or (iii) to the extent relating to or arising out of any disputes brought by an indemnified person against any other indemnified person that do not involve an act or omission by you or any of your affiliates (other than any claims against an indemnified person in its capacity as Administrative Agent or Lead Arranger) and (b) (x) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (other than legal fees and expenses) that have been invoiced at least (3) Business Days’ prior to the Closing Date or, following termination or expiration of the commitments hereunder (or, if not so invoiced, promptly following the Closing Date or such termination or expiration of the commitments hereunder) (including due diligence expenses, syndication expenses and travel expenses) (provided that, in the event the Closing Date does not occur, your reimbursement obligations under this clause (x) shall not exceed $10,000) and, (y) if the Closing Date occurs, the fees, charges and disbursements of one outside counsel to the Commitment Party and to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) to the Commitment Party, in each case, incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter and the Facilities Documentation) or the administration, amendment, modification or waiver thereof. It is further agreed

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that the Commitment Party shall only have liability to you (as opposed to any other person) and that the Commitment Party shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other party committing to the Credit Facilities. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Facilities Documentation by, such indemnified person (or any of its Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld or delayed it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (a) and (b) of the succeeding sentence (with “you” being substituted for “indemnified person” in each such clause) shall be deemed reasonable), but if settled with your written consent, or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened (in writing) Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding. and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

In case any Proceeding is instituted involving any indemnified person for which indemnification will be sought hereunder by such indemnified person, then such indemnified person will use commercially reasonable efforts to notify you promptly of the commencement of such Proceeding; provided that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 7, unless your rights and defense of such matter are materially adversely affected by such failure to notify you. If an indemnifying party has reimbursed any indemnified person for any legal or other expenses, and there is a final and non-appealable determination by a court of competent jurisdiction that the indemnified person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the indemnified person shall promptly refund such amount.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

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You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and, if applicable, its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person, and (iii) the Commitment Party and, if applicable, its affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to you with respect thereto, and (iii) as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and shall not be on behalf of the Borrower. The Borrower agrees that it will not assert any claim against any Arranger based on an alleged breach of fiduciary duty by the Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

You further acknowledge that the Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person with the prior written consent of the Commitment Party except (a) your affiliates and your and your affiliates’ officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential basis, (b) the Target and its affiliates and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential basis (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of provisions therein relating to pricing, fees and other economic terms of the Credit Facilities), (b) in any legal, judicial or administrative proceeding or as otherwise required by any applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law or regulation, to inform

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us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials, funds flow memoranda or in any other required public filings related to the Transaction) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement or in a funds flow memoranda, (d) the Term Sheets may be disclosed to potential Lenders, (e) the Term Sheets may be disclosed to any rating agency in connection with obtaining ratings for the Borrower and/or the Credit Facilities, (f) to the extent any such information becomes publicly available other than by reason of disclosure by you or your affiliates in violation of this paragraph and (g) in connection with the enforcement of rights or remedies hereunder or under the Fee Letter or the Facilities Documentation or in connection with any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Facilities Documentation or the transactions contemplated hereby or thereby.

The Commitment Party agrees, on behalf of itself and its affiliates and Related Parties to use all information delivered to the Commitment Party or its affiliates by you or the Target or your or its respective affiliates and representatives in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and to treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any ordinary course audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent permitted by law), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are obligated to or otherwise agree to keep information of this type confidential to terms no less restrictive than those contained herein, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (h) to the extent that such information is independently developed by the Commitment Party or any of its affiliates, (i) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, and (j) for purposes of establishing a “due diligence” defense. Notwithstanding anything contained herein or in any Facilities Documentation to the contrary, no such disclosure shall be made to any Disqualified Institution. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter; provided that, if the Closing Date occurs, these provisions shall terminate on the Closing Date, and this Commitment Letter shall be subject to the confidentiality provisions of the Facilities Documentation.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the Commitment Party or you, as applicable (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in

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favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein; provided that you may assign this Commitment Letter on the Closing Date to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by you to effect the consummation of the Acquisition. Subject to the limitations set forth in this Commitment Letter, the Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that (i) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of the inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the transactions contemplated by the Merger Agreement, (ii) the interpretation of the definition of “Material Adverse Effect” (as defined in the Merger Agreement) and whether a “Material Adverse Effect” (as defined in the Merger Agreement) has occurred and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware (the “Merger Agreement Governing Law” and the matters referred to in clauses (i) through (iii) of this proviso, the “Merger Agreement Related Matters”).

You and we (and, to the extent the benefits herein are accepted by such persons and entities, each other indemnified person) hereby irrevocably and unconditionally submits, for itself and its property to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court of the foregoing over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the applicable address above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE (AND, TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, as applicable, and is effective for the Commitment Party and each Lender.

The indemnification, fee, expense, jurisdiction, waiver of jury trial, services of process, governing law, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto), which shall terminate on the later of (x) the Closing Date and (y) the Syndication Date and (b) confidentiality, which shall terminate as set forth herein) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us (or our legal counsel) executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on November 29, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to us (or our legal counsel) this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Credit Facilities and our other undertakings in connection therewith available for you until the Expiration Date (as defined below), and, in the event that the initial borrowing under the Credit Facilities does not occur on or before the Expiration Date (other than as a result of the breach of the funding obligations or other material obligations of any Commitment Party or its Related Parties hereunder or under the Facilities Documentation), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on March 4, 2019, (ii) the closing of the Acquisition without the use of the Credit Facilities and (iii) the valid termination of the Merger Agreement prior to the closing of the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Amy U. Lessner
Name:	Amy U. Lessner
Title:	Executive Director

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

FORRESTER RESEARCH, INC.

By:	/s/ Michael Doyle
Name:	Michael Doyle
Title:	Chief Financial Officer

Commitment Letter Signature Page

EXHIBIT A

PROJECT SUPERNOVA

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

The Borrower will acquire (the “Acquisition”), directly or indirectly, the outstanding equity interests of the Target pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Merger Agreement”) dated as of November 26, 2018 among the Target, the Borrower, Supernova Acquisition Corp., a Delaware corporation (“AcquisitionCo”) and a direct or indirect wholly-owned subsidiary of the Borrower, and the seller representative referred to therein, pursuant to which, on the Closing Date, AcquisitionCo will merge with and into the Target, with the Target being the surviving corporation and a direct or indirect wholly-owned subsidiary of the Borrower. In connection therewith, it is intended that:

(a)    the Borrower will obtain senior secured credit facilities (the “Credit Facilities”) in an aggregate amount of $200.0 million comprised of (i) a $125.0 million term loan facility, and (ii) a $75.0 million revolving credit facility, each as described in Exhibit B; and

(b)    the proceeds of the Credit Facilities on the Closing Date will be applied (i) to pay the cash consideration for the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions and the initial funding of the Credit Facilities.

EXHIBIT B

PROJECT SUPERNOVA

$200.0 Million

Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facilities. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C attached thereto.

1. PARTIES

Borrower:	Forrester Research, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, U.S. wholly-owned subsidiaries (other than any such subsidiary (u) substantially all of the assets of which consist of equity interests or indebtedness of one or more foreign subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (such corporations, “CFCs” and each such subsidiary described in this clause (u), a “FSHCO”), (v) that is a direct or indirect subsidiary of a CFC, (w) that has been designated as an unrestricted subsidiary or that is securitization subsidiary, captive insurance subsidiary or not-for-profit subsidiary, (x) that is below a materiality threshold (based on assets and revenues) to be agreed, (y) that is not permitted by law, regulation, or a contractual obligation binding on a subsidiary (in the case of a contractual obligation, to the extent in existence on the Closing Date or at the time a subsidiary becomes a restricted subsidiary (to the extent not entered into in contemplation of the acquisition of such subsidiary)) to provide such guarantee, or would require governmental or regulatory consent, approval, license or authorization to provide such guarantee (unless such consent, approval, license or authorization has been received) or for which the provision of such guarantee would result in adverse tax consequence to the Borrower, or any of the Borrower’s subsidiaries (as reasonably determined by the Borrower) or (z) with respect to which, in the judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a guarantee would be excessive in relation to the benefits to be obtained by the Lenders therefrom) (any of the foregoing entities that provides a Guarantee, the “Guarantors”; and together with the Borrower, the “Loan Parties”). Guarantees shall exclude swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of a subsidiary failing to constitute an “eligible contract participant”.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Party and consented to by the Borrower (such consent not to be unreasonably withheld or delayed), other than any Disqualified Institution (collectively, the “Lenders”).

2. TYPES AND AMOUNTS OF CREDIT FACILITIES

A. Term Loan Facility

Type and Amount:	A five-year term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $125.0 million (the loans thereunder, the “Term Loans”).

Maturity and Amortization:	The Term Loans will mature on the date that is five years after the Closing Date (the “Term Maturity Date”).

	The Term Loans shall be repayable in equal quarterly installments in each year below in an aggregate amount for such year equal to the percentage set forth opposite such year of the aggregate principal amount of Term Loans funded on the Closing Date:

	Year	Percentage
	1	5
	2	7.5
	3	10
	4	10
	5	12.5

	The balance of the Term Loans will be repayable on the Term Maturity Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance all or a portion of the Transaction Costs and the cash consideration for the Transactions.

B. Revolving Facility:

Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $75.0 million (the loans thereunder, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Availability and Maturity:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”), which, in the case of ABR Revolving Loans, will be made available on a same-day basis. The Revolving Commitments will expire, and the Revolving Loans will mature, on the Revolving Termination Date. No more than $50.0 million of Revolving Loans shall be made on the Closing Date.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent or other Lenders under the Revolving Facility reasonably satisfactory to the Administrative Agent and the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date (unless the Borrower agrees to cash collateralize, back stop or provide other credit support for such Letter of Credit prior to such date in a manner reasonably acceptable to the applicable Issuing Lender), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day of written notice of a drawing (or two business days, if notice is given after a time to be agreed on a business day). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used to finance (a) in part the Transaction and (b) the working capital needs and general corporate purposes of the Borrower and its subsidiaries.

C. Incremental Facility:	The Facilities Documentation will permit the Borrower to add one or more incremental term loan A facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount of up to $50.0 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) subject to the Borrower’s ability to make an LCA Election, no event of default or default exists or would exist after giving effect thereto, (iii) subject to the Borrower’s ability to make an LCA Election, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming, in the case of any Incremental Revolving Facilities, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), the Borrower is in compliance with the Financial Covenants (as defined below) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available (it being understood that the proceeds of any Incremental Facility will be disregarded in any netting calculations in determining compliance with such ratios), (iv) subject to the Borrower’s ability to make an LCA Election the representations and warranties in the Facilities Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (v) with respect to any Incremental Term Facility, the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the latest maturity date and weighted average life to maturity, respectively, of any then existing term loan facility (determined without giving effect to any prepayments that reduce amortization, (vi) any Incremental Revolving Facility shall be on the same terms as, and pursuant to documentation applicable to, the Revolving Facility (including the maturity date in respect thereof) and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that (1) except to the extent not prohibited by clause (v) above, to the extent such terms are not consistent with the terms in respect of the Term Loan Facility, they shall not be materially more restrictive, when taken as a whole, than those under the Term Loan Facility (except (x) for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility, (y) the existing Lenders under the Term Loan Facility receive the benefit of such terms or (z) such terms are reasonably satisfactory to the Administrative Agent) and (2) to the extent such documentation is not consistent with the documentation in respect of the Term Loan Facility, it shall be reasonably satisfactory to the Administrative Agent. Any Incremental Term Facility may provide for the ability to participate on a pro rata or less than pro rata basis (on not more than a pro rata basis) in any prepayments of the Term Loans under the Term Loan Facility. The incurrence of any Incremental Facility shall not require the consent of any Lender not participating in such Incremental Facility.

Notwithstanding anything herein to the contrary, in the case of an Incremental Facility the proceeds of which are to finance a Limited Condition Acquisition (as defined below), at the Borrower’s election (an “LCA Election”), the tests in clauses (ii), (iii) and (iv) in the immediately preceding paragraph may be tested at the time the definitive documentation for such Limited Condition Acquisition is executed in lieu of the date such Incremental Facility is initially made available or incurred. In the case of any incurrence tests under the Facilities Documentation, any further determination with respect to such incurrence tests prior to the earlier of the consummation of such Limited Condition Acquisition and the termination of such Limited Condition Acquisition will require the Borrower to comply with such test on a pro forma basis assuming any Limited Condition Acquisition with respect to which the Borrower has made an LCA Election has been consummated and the applicable acquisition debt has been incurred.

“Limited Condition Acquisition” means any acquisition or investment the consummation of which by the Borrower or any of its subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

D. Refinancing Facilities:

The Facilities Documentation will permit the Borrower to refinance Term Loans or Revolving Commitments from time to time, in whole or part, with one or more new term loan A facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”), respectively, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Borrower and the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured notes or notes that will be secured by the Collateral on a pari passu basis with the Credit Facilities or junior lien secured notes or loans that will be secured on a subordinated basis to the Credit Facilities and to the obligations under any applicable senior secured notes, in each case, which will be subject to a customary intercreditor agreement reasonably acceptable to the

Administrative Agent, and the Borrower (such notes, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life to maturity (excluding the effects of any prepayments of Term Loans reducing amortization) than, the Term Loans being refinanced, have amortization or mandatory redemption features (other than customary asset sale and change of control offers or events of default) that could result in prepayments or redemptions of such Refinancing Term Facility or Refinancing Notes prior to, the date that is the maturity date of the Term Loans that are being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Commitments that are being refinanced, (iii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses in respect of the refinancing thereof), (iv) any Refinancing Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Credit Facilities, (v) any Refinancing Indebtedness is not secured by any assets other than the Collateral, (vi) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Credit Facility being refinanced (when taken as a whole) are to the applicable Lenders (as reasonably determined by the Borrower in good faith) (it being understood this limitation shall not restrict the addition of any financial maintenance covenant or other terms and conditions to such Refinancing Indebtedness to the extent such financial maintenance covenant or other terms and conditions, as the case may be, are added to, or apply only after the maturity of, the Credit Facilities remaining after the issuance of such Refinancing Indebtedness), and (vii) the other terms and conditions of such Refinancing Indebtedness reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower in good faith).

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and Revolving Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrower at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’)

prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied to the installments thereof as directed by the Borrower and may not be reborrowed.

Mandatory Prepayments:	Mandatory prepayments of Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation or sale/leaseback) by the Borrower and its subsidiaries in excess of an amount to be agreed (subject to exceptions and reinvestment rights to be agreed); and

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its subsidiaries (other than indebtedness permitted by the Credit Facilities).

All mandatory prepayments of Term Loans will be applied to the remaining installments thereof in inverse order of maturity or as otherwise directed by the Borrower. Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender may elect not to accept any mandatory prepayment (any such amount, a “Declined Amount”). Any Declined Amount may be retained by the Borrower.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations to be agreed and subject to the Limited Conditionality Provision and the provisions of the immediately following paragraphs, the obligations of the Borrower and the Guarantors in respect of the Credit Facilities and, at the election of the Borrower, any swap agreements and cash management arrangements provided by any person that is a Lender (or any affiliate of a Lender) on the date such agreement or arrangement is entered into (or, in the case of agreements or arrangements in effect on the Closing Date, on the Closing Date) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of its direct subsidiaries including the Borrower (limited, in the case of CFCs and FSHCOs, to 65% of the voting equity interests thereof)), in each case, other than Excluded Property (as defined below) and subject to permitted liens and certain customary exceptions.

As used herein, the term “Excluded Property” shall refer to the following: (a) any rights or interest in any contract, lease, permit, license, or license agreement covering personal property of Borrower or any Guarantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (a) shall in no way be construed (x) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of any applicable Uniform Commercial Code or other applicable law, or (y) to apply to the extent that any consent or waiver has been obtained that would permit the Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement; (b) “margin stock”; (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; (d) any fee owned real property and any real property leasehold rights and interests; (e) motor vehicles and other assets subject to certificates of title (except as to which perfection of the security interest therein can be accomplished solely by the filing of a UCC financing statement), letter of credit rights (except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement) and commercial tort claims; (f) equity interests of (x) unrestricted subsidiaries, immaterial subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, and special purpose entities in connection with permitted securitization facilities or (y) any person (other than a wholly-owned subsidiary) if such pledge would violate any restriction (including, by any consent requirement) in its organizational or joint venture documents or any contract binding on such person; and (g) any other asset to the extent that the Administrative Agent (in consultation with the Borrower) reasonably determines that the costs (including any adverse tax consequences) to the grantors of providing such pledge are unreasonably excessive in relation to the benefits to Administrative Agent or Lenders of the security afforded thereby.

It is understood and agreed that (i) no actions in any non-U.S. jurisdiction will be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in such assets (it being understood that there will be no security agreements or pledge agreements governed under the laws of any non-U.S.

jurisdiction), (ii) landlord waivers and access agreements shall not be required, (iii) deposit and securities account control agreements will not be required and (iv) perfection by control shall not be required other than with respect to promissory notes in excess of a principal amount to be agreed.

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Credit Facilities on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions:	Subject to the Borrower’s right to make an LCA Election in connection with a borrowing under the Incremental Term Facility, after the Closing Date, the making of each Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Facilities Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

6. DOCUMENTATION

Facilities Documentation:	The definitive documentation for the Credit Facilities (the “Facilities Documentation”) shall contain solely those representations and warranties, covenants, events of default and conditions expressly set forth herein and shall otherwise be consistent with this Term Sheet.

Financial Covenants:	Limited to the following (the “Financial Covenants”) and tested quarterly, beginning on the last day of the fiscal quarter ending March 31, 2019:

(a)   a maximum total leverage ratio (the “Leverage Ratio”), defined as the ratio of (x) total indebtedness to (y) Consolidated Adjusted EBITDA (defined in a manner consistent with Annex II hereto) of 4.00 to 1.00, with step-downs as set forth in the table below:

Fiscal Quarter Ending	Leverage Ratio

March 31, 2019 – June 30, 2019	4.00 to 1.00

September 30, 2019	3.75 to 1.00

December 31, 2019 – March 31, 2020	3.50 to 1.00

June 30, 2020 – September 30, 2020	3.25 to 1.00

December 31, 2020 and thereafter	3.00 to 1.00

; and

(b)   a minimum fixed charge coverage ratio (the “Fixed Charge Coverage Ratio”), defined as the ratio of (x) Consolidated Adjusted EBITDA to (y) total fixed charges (defined in a manner to be agreed upon), of 1.25 to 1.00.

Representations and Warranties:	Limited to solely the following (applicable to the Borrower and its restricted subsidiaries, to be made as provided in “CERTAIN CONDITIONS” described above), subject, in each case, in all respects to the Limited Conditionality Provision), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: financial statements (including pro forma financial statements) (after the Closing Date with respect to financial statements of the Target); absence of undisclosed liabilities (subject to a knowledge qualifier with respect to the Target); no material adverse change (after the Closing Date); corporate existence; compliance with material laws; corporate power and authority; enforceability of Facilities Documentation; no conflict with law or material contractual obligations; no material litigation; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Beneficial Ownership Regulation; anti-corruption laws and sanctions; Investment Company Act; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency as of the Closing Date (and such representation and warranty to be consistent with the solvency certificate attached to the Commitment Letter); and no Loan Party is an EEA Financial Institution (to be defined in a customary manner).

Affirmative Covenants:	Subject to the Limited Conditionality Provision, and limited solely to the following (applicable to the Borrower and its restricted subsidiaries), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: delivery of annual and quarterly (other than the fourth quarter of any year) financial statements (with extensions for periods to be agreed following the Closing Date), accountants’ letters (which shall allow any “going concern” qualification or exception as a result of current maturity of indebtedness or, with respect to the Credit Facilities, non-compliance with any financial maintenance covenant), annual budgets, compliance certificates and other information requested by the Lenders (subject to customary carve-outs, including for attorney work product, attorney-client privilege and confidentiality); payment of material taxes and other material obligations; continuation of business and maintenance of existence and material rights and material privileges; compliance with laws and material contractual obligations; compliance with anti-corruption laws and sanctions; maintenance of property (other than ordinary wear and tear, casualty and condemnation) and adequate insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, material litigation and other material events; compliance with environmental laws; ERISA; designation of unrestricted subsidiaries; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	Negative covenants will apply to the Borrower and its restricted subsidiaries and will be limited solely to the following (it being agreed that certain monetary baskets in the negative covenants will include basket builders based on a percentage of Consolidated Adjusted EBITDA, a percentage of total assets or leverage, as applicable): limitations on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock (which, among other things, will include a general basket for stock buybacks and other restricted payments, subject to, after giving pro forma effect to such restricted payment, (i) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1.00 and (ii) the Leverage Ratio shall be less than or equal to the lesser of (x) 3.25 to 1.00 and (y) 0.50 to 1.00 inside of the financial covenant set forth in clause (a) under the heading “Financial Covenants” above in effect at such time of determination); acquisitions, investments, loans and advances (which will include, among other things baskets for Permitted Acquisitions (as defined below), a general investment basket in an amount to be agreed and baskets for investments in unrestricted subsidiaries, joint ventures and other investments in similar businesses, in each case, in an amount to be agreed); prepayments and modifications of subordinated debt instruments; transactions with affiliates; changes in fiscal year (provided that the fiscal year of any subsidiary of the Borrower (including the Target and its subsidiaries) may be changed to match the fiscal year of the Borrower); negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and use of proceeds (as to anti-corruption laws and sanctions).

“Permitted Acquisition” shall be defined in the Facilities Documentation to mean any acquisition (including any investment in any person which serves to increase the Borrower’s or a restricted subsidiary’s ownership in such person), so long as (a) such acquisition is permitted under the changes in line of business covenant, (b) no payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing at the relevant time (as determined based on whether the Borrower has made an LCA Election with respect to such acquisition), (c) subject to the Borrower’s right to make an LCA Election, after giving pro forma effect to such acquisition (and any incurrence or assumption of debt in connection therewith), (i) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1.00 and (ii) the Leverage Ratio shall be less than or equal to the lesser of (x) 3.50 to 1.00 and (y) 0.25 to 1.00 inside of the financial covenant set forth in clause (a) under the heading “Financial Covenants” above in effect at such time of determination and (d) the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as unrestricted subsidiaries) will become Guarantors and pledge their Collateral to the Administrative Agent, in each case to the extent required pursuant to the provisions of “Guarantors” and “Collateral” above; provided that the Facilities Documentation shall have limitations on acquisitions of assets that do not become Collateral and persons that do not become Guarantors.

Events of Default:	Limited solely to the following (applicable to the Borrower and its restricted subsidiaries), and subject to certain grace periods to be agreed and thresholds and materiality qualifications to be mutually agreed: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed); cross-default to material indebtedness (after all applicable grace and notice periods have expired; bankruptcy events; certain ERISA events that would result in a Material Adverse Effect; final and nonappealable material judgments (in excess of insurance and third party indemnities); actual or asserted (by a Loan Party) invalidity of any material guarantee or material security document or non-perfection of any material security interest (other than to the extent a result of the action or inaction of the Administrative Agent, the Lenders, the other secured parties under the Facilities Documentation or their Related Parties); and a change of control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the Facilities Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby (but not the Required Lenders) shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment (it being understood and agreed that the Facilities Documentation will contain customary “amend to extend” provisions) and (iv) changes in the pro rata sharing provisions and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the Collateral and (iii) releases of all or substantially all of the Guarantors.

The Facilities Documentation shall contain customary provisions for replacing or pay off Loans and obligations in full owed to (as the Borrower shall elect) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto, any “defaulting” Lender or any Lender that has requested or is entitled to increased costs, taxes, etc.

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) (x) in the case of Term Loans, the assignee is a Lender, an affiliate of a Lender or an approved fund and (y) in the case of Revolving Commitments, the assignee is a Revolving Lender or (ii) a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing (provided that for any assignments of Term Loans for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten business days of a written request for such consent), (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) any Issuing Lender, unless a Term Loan is being assigned. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Loan Facility) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment unless it waives such fee in its discretion. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions, subject to customary limitations (but not, in any event, in excess of the amount the applicable selling Lender would have been entitled to, except to the extent resulting from a change in law that occurs after the participant acquired the applicable participation). Voting rights of a participant shall be limited to those matters set forth in clause (a) in the first paragraph under the heading “Voting” above with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Assignments and participations may not be made or sold to (i) natural persons, (ii) the Borrower and its subsidiaries, (iii) defaulting Lenders or (iv) Disqualified Institutions; provided that the list of Disqualified Institutions shall be made available to the Lenders, prospective Lenders, and prospective assignees and participants (other than, in each case, any Disqualified Institutions) upon request.

The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institution. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

Yield Protection:	The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Facilities Documentation shall contain provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Borrower providing cash collateral to support, Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and assignment of the Revolving Commitments or Loans of such Lenders or payment of Loans and obligations in full owed thereto (as the Borrower shall elect)).

Bail-in Provisions:	The Facilities Documentation shall contain customary EU bail-in provisions.

Expenses and Indemnification:	If Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Facilities Documentation, in each case, subject to the limitations set forth in the Commitment Letter.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties), (ii) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the breach of a funding obligation or other material obligation under the Facilities Documentation by any indemnified person or (iii) any disputes brought by an indemnified person against any other indemnified person that do not involve an act or omission by the Borrower or any of its affiliates (other than any claims against an indemnified person in its capacity as the Administrative Agent or Lead Arranger).

Governing Law and Exclusive Forum:	New York; provided that the Merger Agreement Related Matters shall be governed by, and construed in accordance with, the Merger Agreement Governing Law.

Counsel to the Administrative Agent and the Commitment Party:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan as its prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means, initially, 1.50%, if such Loans are ABR Loans, and 2.50%, if such Loans are Eurodollar Loans.

The foregoing margins applicable to such Loans shall be subject to change after financial statements have been delivered for the fiscal quarter ending on or around March 31, 2019, by reference to the Leverage Ratio as set forth in the attached Pricing Grid.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Credit Documentation will contain provisions to be mutually agreed (which, in any event, shall not require the affirmative consent of any Lender) with respect to a replacement of the LIBO Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period. The Borrower may select interest periods for Eurodollar loans of one, two, three or six months (or, if acceptable to all relevant Lenders, twelve months or any shorter period); provided that, in the case of any borrowings on the Closing Date, the Borrower may select an interest period ending on a date to be agreed.

B-I-2

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to, initially, 0.35% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.

The foregoing commitment fee applicable to the unused portion of the Revolving Facility shall be subject to change after financial statements have been delivered for the fiscal quarter ending on or around March 31, 2019, by reference to the Leverage Ratio as set forth in the attached Pricing Grid.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the undrawn face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders (other than any defaulting Lenders) participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Credit Facilities, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-3

Pricing Grid

Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee
I	Less than 1.00 to 1.00	1.75%	0.75%	0.25%
II	Greater than or equal to 1.00 to 1.00 and less than 2.00 to 1.00	2.00%	1.00%	0.30%
III	Greater than or equal to 2.00 to 1.00 and less than 2.75 to 1.00	2.25%	1.25%	0.30%
IV	Greater than 2.75 to 1.00	2.50%	1.50%	0.35%

B-I-4

Annex II to Exhibit B

Consolidated Adjusted EBITDA

Consolidated Adjusted EBITDA will be calculated in a manner to be agreed but, in any event, will include add-backs for the following:

(1)	depreciation and amortization expense;

(2)

interest expense (including amortization of financing fees, debt issuance costs, interest or deferred financing or debt issuance costs, arrangement, commitment or upfront fees and original issue discount);

(3)	provision for taxes paid or payable;

(4)

the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses and any implementation of enterprise resource planning and technology initiatives (including any expense relating to the implementation of enhanced accounting or information technology functions)); provided that the aggregate amount of adjustments permitted to be made pursuant to this clause (4) and clause (14) below, shall not exceed 20% of Consolidated Adjusted EBITDA for any test period (calculated before giving effect to such addbacks and adjustments);

(5)	recruiting, signing, retention and completion bonuses and severance, relocation costs, facilities start-up costs and transition costs;

(6)	any extraordinary, unusual or non-recurring charges, expenses or losses (including, without limitation, losses on asset sales and litigation fees, costs, settlements, judgments and expenses);

(7)	investment losses (minus investment gains increasing net income);

(8)	non-cash impairment charges and expense (including all unit-specific, brand, goodwill or other intangible impairment charges and expense);

(9)

(a) fees, costs and expenses incurred in connection with the execution of the Facilities Documentation and the other Transactions and fees, costs and expenses incurred in connection with any amendment, restatement, waiver or other modification of the Facilities Documentation and (b) all other transaction-related expenses (including the fees, expenses and disbursements of appraisers, consultants, advisors, brokers, accountants and counsel) and all seller-related pre-closing and transaction-related costs and expenses relating to any acquisition, investment, dividend, restricted payment, disposition, recapitalization, merger, issuance, exchange or repayment of debt or equity or early extinguishment of debt, hedging agreements or other derivative instruments (in each case whether or not such transaction was successfully completed);

(10)	[reserved];

(11)	non-cash compensation charges and expense;

(12)

other non-cash expenses or charges (other than any such non-cash charges that represent an accrual or reserve for potential cash items in any future period) (or minus other non-cash income or gains, other than any income representing an accrual for income to be received in a future period);

(13)	[reserved];

(14)

pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and other synergies (in each case, net of amounts actually realized), related to (a) the Transactions that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months of the Closing Date or (b) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction, or related to any restructuring initiative, cost savings initiative or other initiative that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months of such transaction; provided that the aggregate amount of adjustments permitted to be made pursuant to this clause (14) and clause (4) above, shall not exceed 20% of Consolidated Adjusted EBITDA for any test period (calculated before giving effect to such addbacks and adjustments)

(15)	gains and losses due to foreign exchange adjustments;

(16)

(a) all gains and charges as a result of, or in connection with, sales, dispositions or abandonments of assets outside the ordinary course of business (including, without limitation, asset retirement costs) and (b) charges from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof);

(17)	expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated);

(18)	earn-out obligations incurred in connection with any permitted acquisition or other investment and paid or accrued during the applicable period and any related expenses;

(19)

the amount of any charge that is reimbursable by any third party pursuant to indemnification or expense reimbursement provisions or similar agreements or insurance (whether or not then received so long as the Borrower in good faith expects to receive such proceeds within the next four fiscal quarters);

(20)

(a) any losses (or minus any gains) resulting from mark to market accounting of swap contracts or other derivative instruments and (b) any net loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of indebtedness (and the termination of any associated hedging arrangements and/or other derivative instruments);

(21)	any loss or expense resulting from the effects of purchase accounting;

(22)

other items recorded under “other income expense” in the Borrower’s financial statements prepared in accordance with GAAP; provided that the aggregate amount of adjustments permitted to be made pursuant to this clause (22), shall not exceed 5% of Consolidated Adjusted EBITDA for any test period (calculated before giving effect to such addbacks and adjustments); and

(23)

proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Borrower in good faith expects to receive such proceeds within the next four fiscal quarters).

B-II-2

EXHIBIT C

PROJECT SUPERNOVA

Conditions

The availability of the Credit Facilities shall be subject solely to the satisfaction (or waiver by the Commitment Party) of the following conditions (in each case, subject to the Limited Conditionality Provisions) (collectively, the “Exclusive Funding Conditions”). Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.    The Loan Parties shall have executed and delivered the Facilities Documentation on terms consistent with the Commitment Letter (including the Limited Conditionality Provisions) and otherwise reasonably satisfactory to both the Loan Parties and the Commitment Party, and the Commitment Party shall have received:

a.

a customary legal opinion, customary officer’s closing certificates certifying organizational documents and customary evidence of authorization and good standing certificates in jurisdictions of formation/organization (to the extent such concept exists in the applicable jurisdiction), in each case with respect to the Borrower and the Guarantors, and a customary officer’s closing certificate certifying satisfaction of the condition set forth in paragraphs 2, 3 and 4 of this Exhibit C;

b.	a solvency certificate from the chief financial officer or other officer with equivalent responsibility of the Borrower substantially in the form of Exhibit D hereto; and

c.	a customary borrowing notice (which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default).

2.    Since the date of the Merger Agreement, there shall not have occurred, or be continuing, a Material Adverse Effect (as defined in the Merger Agreement).

3.    The Acquisition shall be consummated in all material respects in accordance with the terms of the Merger Agreement substantially concurrently with the initial funding of the Credit Facilities, without giving effect to any amendments, consents, waivers or other modifications thereto that are materially adverse to the Lenders or the Lead Arranger without the prior written consent of the Commitment Party (such consent not to be unreasonably withheld, delayed, denied or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Lenders or the Lead Arranger so long as such reduction is less than 10% of the total amount thereof and (b) any increase in purchase price shall be deemed to not be materially adverse to the Lenders or the Lead Arranger so long as such increase is funded solely by cash on hand (including as a result of drawings under the Revolving Facility in an amount not to exceed $50.0 million) (it being understood and agreed that no purchase price, working capital adjustment or similar adjustment provisions set forth in the Merger Agreement shall constitute a reduction or increase in the purchase price).

4.    The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

5.    The Commitment Party shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (i) the Borrower and its subsidiaries for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017 and (ii) the Target and its subsidiaries for the fiscal years ending March 31, 2016, March 31, 2017 and March 31, 2018, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (i) the Borrower and its subsidiaries, for each subsequent fiscal quarter ended after December 31, 2017 and at least 45 days before the Closing Date (other than the fourth fiscal quarter of any year) and (ii) the Target and its subsidiaries, for each subsequent fiscal quarter ended after March 31, 2017 and at least 45 days before the Closing Date (other than the fourth fiscal quarter of any year); provided that filing of the required financial statements on form 10-K and form 10-Q by the Borrower will satisfy the foregoing requirements as to the Borrower and its subsidiaries. The Commitment Party hereby acknowledges that it has received (x) the financial statements referred to in clause (a) of this paragraph, (y) the financial statements referred to in clauses (b)(i) for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and (z) the financial statements referred to in clauses (b)(ii) for the fiscal quarters ended June 30, 2018 and September 30, 2018.

6.    The Administrative Agent shall have received, at least 3 days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 business days prior to the Closing Date by the Administrative Agent or the Lead Arranger that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation. The Commitment Party hereby acknowledges this condition has been satisfied as of the date hereof in respect of the Loan Parties in existence as of the date hereof.

7.    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be reimbursed on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities.

8.    Subject to the Limited Conditionality Provision, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Facilities Documentation) in the Collateral under the Credit Facilities shall have been delivered by the Loan Parties to the extent required to be delivered by the Loan Parties on the Closing Date.

9.    The Closing Date shall not occur prior to January 3, 2019.

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EXHIBIT D

Form of Solvency Certificate

Date: [                    ]

Reference is made to Credit Agreement, dated as of the date hereof (“Credit Agreement”), among the Borrower, the banks and other financial institutions from time to time parties thereto as lenders, JPMorgan, as administrative agent, and the other agents party thereto.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [    ] of the Credit Agreement.

Solely in my capacity as a Responsible Officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving pro forma effect to the consummation of the Transactions:

1.

The amount of the “present fair saleable value” of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of such Persons, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

2.

The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the liability of the Borrower and its Subsidiaries, on a consolidated basis, on its debts as such debts become absolute and matured, taking into account refinancing alternatives.

3.	The Borrower and its Subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital with which to conduct their business.

4.	The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts as they mature.

For purposes of this Certificate, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability in the ordinary course of business.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title:

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